Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@alliancebernstein.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FOURTH QUARTER RESULTS
GAAP Diluted Net Income of $0.84 per Unit
Adjusted Diluted Net Income of $0.84 per Unit
Cash Distribution of $0.84 per Unit

New York, NY, February 13, 2018 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended December 31, 2017.
“Our outstanding momentum with clients culminated in impressive operating results in 2017,” said Seth P. Bernstein, President and CEO of AllianceBernstein. “Not only did we attract $19.1 billion in active net inflows and increase our average fee rate by 2.7%; we also grew both adjusted net revenues and operating income by double-digits, and expanded our adjusted operating margin for the sixth consecutive year, to 27.7%.”

(US $ Thousands except per Unit amounts)	4Q 2017	4Q 2016	4Q 2017 vs 4Q 2016 % Change	2017	2016	2017 vs 2016 % Change

U.S. GAAP Financial Measures
Net revenues	$919,141	$786,256	16.9%	$3,298,521	$3,028,779	8.9%
Operating income	$283,035	$222,239	27.4%	$773,910	$723,165	7.0%
Operating margin	29.9%	27.4%	250 bps	21.7%	23.2%	(150 bps)
AB Holding Diluted EPU	$0.84	$0.77	9.1%	$2.19	$2.23	(1.8%)

Adjusted Financial Measures (1)
Net revenues	$770,139	$661,969	16.3%	$2,704,016	$2,469,314	9.5%
Operating income	$271,816	$208,863	30.1%	$750,118	$624,402	20.1%
Operating margin	35.3%	31.6%	370 bps	27.7%	25.3%	240 bps
AB Holding Diluted EPU	$0.84	$0.67	25.4%	$2.30	$1.89	21.7%
AB Holding cash distribution per Unit	$0.84	$0.67	25.4%	$2.30	$1.92	19.8%

(US $ Billions)
Assets Under Management
Ending AUM	$554.5	$480.2	15.5%	$554.5	$480.2	15.5%
Average AUM	$545.3	$482.9	12.9%	$518.0	$480.0	7.9%

(1) The adjusted financial measures are all non-GAAP financial measures. See page 15 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 16-17 for notes describing the adjustments.

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Bernstein continued: “Due to the breadth and strength of our product set, we were able to generate positive active net flows in every client channel and asset class, and nearly every region in 2017. At year-end, 90% or more of our fixed income assets were in outperforming strategies for the three- and five-year periods. In equities, we were at 85% for the three-year and 91% for the five-year. In addition, we celebrated performance and asset-raising milestones for several of our multi-asset and alternative offerings. In Institutional, the estimated fee base on our $16.5 billion pipeline at year-end was our highest since we began measuring it five years ago, thanks to a range of high-fee additions in equity and alternatives - which now together comprise nearly 90% of projected pipeline revenues. In Retail, our gross sales of $53.8 billion and net flows of $8.9 billion were both the highest since our 2012 records - yet much more diverse today. In Private Wealth, a 64% annual increase brought our total deployed and committed targeted services assets to $6.9 billion - which contributed to new multi-year highs in gross sales, average advisor productivity and net flows. And on the sell-side, despite fierce operating and regulatory challenges in both the US and Europe, we maintained our status as the industry leader in research and trading, and broadened our international footprint.”
Bernstein concluded: “Our robust growth across asset classes, client channels and geographies and steadily improving financials clearly demonstrate that AB’s years of investing for a future of growth are paying off today. I’m so proud of all the extraordinary people at AB that have put us on this promising growth trajectory, and thrilled to be a part of it.”
The firm’s cash distribution per unit of $0.84 is payable on March 8, 2018, to holders of record of AB Holding Units at the close of business on February 23, 2018.
Market Performance
US and global equity and fixed income markets were higher in the fourth quarter and for the full year. The S&P 500’s total return was 6.6% in the fourth quarter and the MSCI EAFE Index’s total return was 4.3%. For the full year, the S&P 500 returned 21.8% and the MSCI EAFE returned 25.6%. The Bloomberg Barclays US Aggregate Index returned 0.4% during the fourth quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was 1.6%. For the full year, the Bloomberg Barclays US Aggregate Index returned 3.5% and the Bloomberg Barclays US Aggregate ex US Index returned 10.5%.

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Assets Under Management ($ Billions)
Total assets under management as of December 31, 2017 were $554.5 billion, up $19.6 billion, or 3.7%, from September 30, 2017, and up $74.3 billion, or 15.5%, from December 31, 2016.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 12/31/17	$269.3	$192.9	$92.3	$554.5
Net Flows for Three Months Ended 12/31/17:
Active	$3.7	$1.7	$0.1	$5.5
Passive	(0.7)	(0.7)	0.1	(1.3)
Total	$3.0	$1.0	$0.2	$4.2

Net Flows for Twelve Months Ended 12/31/17:
Active	$6.5	$11.7	$0.9	$19.1
Passive	(2.9)	(2.8)	(0.2)	(5.9)
Total	$3.6	$8.9	$0.7	$13.2

Total net inflows were $4.2 billion in the fourth quarter, versus net inflows of $4.5 billion in the previous quarter, and net outflows of $0.1 billion in the prior year period. Total net inflows were $13.2 billion for the full year, versus net outflows of $9.8 billion in the prior year.
Institutional channel fourth quarter net inflows of $3.0 billion compared $1.4 billion in the third quarter. Institutional gross sales of $3.5 billion increased 6% sequentially from $3.3 billion. Full year net inflows of $3.6 billion compared to net outflows of $5.4 billion in the prior year. Full year gross sales of $13.4 billion declined 38% from $21.6 billion in the prior year. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $16.5 billion at December 31, 2017 from $14.0 billion. The quarter-end pipeline includes an $8.2 billion low-fee Customized Retirement Strategies mandate, which funded in January 2018.
Retail channel fourth quarter net inflows of $1.0 billion compared to $3.0 billion in the third quarter. Retail gross sales of $12.9 billion decreased 7% sequentially from $13.9 billion. Full year net inflows of $8.9 billion compared to net outflows of $4.8 billion in the prior year. Full year gross sales of $53.8 billion increased 31% from $41.2 billion in the prior year.
Private Wealth channel fourth quarter net inflows of $0.2 billion compared to $0.1 billion in the third quarter. Private Wealth gross sales of $2.9 billion increased 4% sequentially from $2.8 billion. Full year net inflows of $0.7 billion compared to $0.4 billion in the prior year. Full year gross sales of $11.5 billion increased 13% from $10.2 billion in the prior year.

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Fourth Quarter and Full Year Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges/credits and other adjustment items. Similarly, we believe that this non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as substitutes for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Since the third quarter of 2012, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines with concurrence of the Board of Directors that one or more of the non-GAAP adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.
Tax Cuts and Jobs Act (“2017 Tax Act”)
We determined reasonable estimates for certain effects of the Tax Cuts and Jobs Act (“2017 Tax Act”) enacted on December 22, 2017 and recorded those estimates as provisional amounts in our 2017 financial statements. In accordance with SEC Staff Accounting Bulletin No. 118 (“SAB 118”), the adjustments to deferred tax assets and liabilities and the liability related to the transition tax are provisional amounts estimated based on information available as of December 31, 2017. These amounts are subject to change as we obtain information necessary to complete the calculations. We will recognize any changes to the provisional amounts as we refine our estimates and as the tax authorities issue further guidance and interpretations of the 2017 Tax Act.
The major provisions of the 2017 Tax Act that had, or could have, a significant impact on our income tax balance sheet and income statement accounts are as follows:

•
We recorded an approximate $22.5 million charge to our 2017 income tax expense to account for deemed repatriation of foreign earnings. The determination of the transition tax requires further analysis regarding the amount and composition of our historical foreign earnings.

•
We recorded an approximate $3.3 million charge to our 2017 income tax expense to reduce our deferred tax assets due to lower future corporate tax rates. We will recognize any changes to the provisional amounts as we refine our estimates of our cumulative temporary differences.

•
We are currently analyzing the possible impact to us of the tax on global intangible low-taxed income (“GILTI”), if any. The GILTI tax is effective in 2018; as such, we have not recorded any amounts in our 2017 financial statements for the GILTI provision.

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US GAAP Earnings
Revenues
Fourth quarter net revenues of $919 million increased 17% from the fourth quarter of 2016. Higher investment advisory base fees, performance-based fees, investment gains and distribution revenues drove the increase, partially offset by lower Bernstein Research revenues.
Full year 2017 net revenues of $3.3 billion increased 9% from $3.0 billion in 2016. Higher investment advisory base fees, performance-based fees, net dividend and interest income and distribution revenues were partially offset by lower Bernstein Research revenues and investment gains. In 2016, our investment gains included a realized gain of $75 million upon the close of the sale of our investment in Jasper Technologies, Inc. to Cisco Systems, Inc.
Fourth quarter and full year 2017 revenues for Bernstein Research both decreased 6% from the same prior year periods due to a decline in US client trading activity and European clients’ shift to lower fee electronic trading, which was only partially offset by increased client activity in Asia and a weaker US dollar.
Expenses
Fourth quarter operating expenses of $636 million increased 13% from the fourth quarter of 2016. Higher employee compensation and benefits, promotion and servicing and general and administrative (“G&A”) expenses were the drivers. We also recorded a $2.7 million non-cash real estate credit in the fourth quarter versus a non-cash real estate credit of $6.9 million in the prior year period. Employee compensation and benefits expense increased due to higher incentive compensation and commissions. Promotion and servicing expense increased due to higher distribution related payments and marketing expense, partially offset by lower amortization of deferred sales commissions. Within G&A, higher expenses related to our consolidated company-sponsored investment funds, professional fees and claims processing expenses drove the increase. In addition, the fourth quarter of 2016 included a one-time $2.6 million benefit from the reduction of legal reserves related to settled litigation.
Full year operating expenses of $2.5 billion increased 9% from $2.3 billion in 2016. Employee compensation and benefits, G&A and promotion and servicing expenses were all higher. We recorded non-cash real estate charges of $36.7 million in 2017 versus $17.7 million in 2016. Additionally, in 2016 we had a $20.2 million reversal of contingent payment liabilities related to previous acquisitions. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions and fringes. Within G&A, $15 million in one-time expenses on a net basis were recorded during the year, in addition to higher expenses related to our consolidated company-sponsored investment funds, professional fees, claims processing, technology expenses and foreign exchange translation losses. Within promotion and servicing, higher distribution related payments were partially offset by lower amortization of deferred sales commissions, travel and entertainment expense and transfer fees.
Operating Income and Net Income Per Unit
Fourth quarter operating income of $283 million increased 27% from $222 million in the fourth quarter of 2016 and the operating margin of 29.9% increased 250 basis points from 27.4% in the fourth quarter of 2016. Full year operating income of $774 million increased 7% from $723 million in 2016 and the operating margin of 21.7% declined 150 basis points from 23.2% in 2016.
Fourth quarter diluted net income per Unit of $0.84 compared to $0.77 in the fourth quarter of 2016. Full year diluted net income per Unit of $2.19 compared to $2.23 in 2016.

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Non-GAAP Earnings
This section discusses our fourth quarter and full year 2017 non-GAAP financial results, compared to the fourth quarter and full year 2016. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Fourth quarter adjusted net revenues of $770 million were up 16% from the fourth quarter of 2016. Higher investment advisory base fees and performance-based fees drove the increase, partially offset by lower Bernstein Research revenues and investment gains and higher net distribution expense.
Full year adjusted net revenues of $2.7 billion increased 10% from $2.5 billion in 2016. Higher investment advisory base fees and performance-based fees were partially offset by lower Bernstein Research revenues and higher net distribution expense.
Expenses
Fourth quarter adjusted operating expenses of $498 million were up 10% from the fourth quarter of 2016, driven by higher employee compensation and benefits, G&A and promotion and servicing expenses. Employee compensation and benefits expense increased due to higher incentive compensation and commissions. Within G&A, professional fees and claims processing and technology expenses increased. In addition, the fourth quarter of 2016 included a one-time $2.6 million benefit from the reduction of legal reserves related to settled litigation. Promotion and servicing increased due to higher trade execution and marketing expenses.
Full year adjusted operating expenses of $2.0 billion increased 6% from $1.8 billion in 2016. Higher employee compensation and benefits and G&A expenses were partially offset by lower promotion and servicing expense. Employee compensation and benefits expense increased due to higher incentive compensation, base compensation, commissions and fringes. Within G&A, $15 million in one-time expenses on a net basis recorded during the year drove the increase, in addition to higher professional fees, claims processing, technology expenses and foreign exchange translation losses. Promotion and servicing declined due to lower travel and entertainment expense and transfer fees.
Operating Income, Margin and Net Income Per Unit
Fourth quarter adjusted operating income of $272 million increased 30% from $209 million in the fourth quarter of 2016, and the adjusted operating margin of 35.3% increased 370 basis points from 31.6%.
Full year adjusted operating income of $750 million increased 20% from $624 million in 2016, and the adjusted operating margin of 27.7% increased 240 basis points from 25.3%.
Fourth quarter adjusted diluted net income per Unit of $0.84 was up from $0.67 in the fourth quarter of 2016. Full year adjusted diluted net income per Unit of $2.30 was up from $1.89 in 2016.
Headcount
As of December 31, 2017, we had 3,466 employees, compared to 3,438 employees as of December 31, 2016 and 3,458 as of September 30, 2017.

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Unit Repurchases
During the fourth quarter and full year of 2017, we purchased 3.4 million and 9.3 million AB Holding Units for $85.6 million and $220.2 million, respectively (on a trade date basis). There were no open market purchases in the fourth quarter and therefore these amounts reflect open-market purchases of 5.2 million in 2017 for $117.1 million, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. Purchases of AB Holding Units reflected on the consolidated statements of cash flows are net of AB Holding Units purchased by employees as part of a distribution reinvestment election.
Fourth Quarter 2017 Earnings Conference Call Information
Management will review Fourth Quarter 2017 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Tuesday, February 13, 2018. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 8897166.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Fourth Quarter 2017 financial and operating results on February 13, 2018.
AB will be providing live updates via Twitter during the conference call. To access the tweets, follow AB on Twitter: @AB_insights. Also, in the future, AB may provide public disclosures to investors via Twitter and other appropriate internet-based social media.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 8897166.
Availability of 2017 Form 10-K
Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2017 in either electronic format or hard copy on www.alliancebernstein.com:

•
Download Electronic Copy: Unitholders can download an electronic version of the report by visiting the “Investor & Media Relations” page of our website at www.alliancebernstein.com/investorrelations and clicking on the “Reports & SEC Filings” section.

•
Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge. Unitholders with internet access can follow the above instructions to order a hard copy electronically. Unitholders without internet access, or who would prefer to order by phone, can call 212-969-2416.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2017. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2017, including both the general partnership and limited partnership interests in AB, AB Holding owned approximately 35.5% of AB and AXA, a worldwide leader in financial protection, owned an approximate 64.7% economic interest in AB.
Additional information about AB may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	4Q 2017	4Q 2016	4Q 2017 vs. 4Q 2016 % Change

GAAP revenues:
Base fees	$558,406	$486,469	14.8%
Performance fees	69,433	29,147	138.2%
Bernstein research services	119,322	127,472	(6.4%)
Distribution revenues	109,319	96,766	13.0%
Dividends and interest	20,139	16,812	19.8%
Investments gains (losses)	23,981	7,883	204.2%
Other revenues	26,508	24,815	6.8%
Total revenues	927,108	789,364	17.4%
Less: interest expense	7,967	3,108	156.3%
Total net revenues	919,141	786,256	16.9%

GAAP operating expenses:
Employee compensation and benefits	334,082	301,723	10.7%
Promotion and servicing
Distribution-related payments	112,943	95,419	18.4%
Amortization of deferred sales commissions	6,871	9,460	(27.4%)
Trade execution, marketing, T&E and other	54,855	51,776	5.9%
General and administrative
General & administrative	121,094	103,964	16.5%
Real estate charges (credits)	(2,732)	(6,942)	(60.6%)
Contingent payment arrangements	52	178	(70.8%)
Interest on borrowings	1,966	1,472	33.6%
Amortization of intangible assets	6,975	6,967	0.1%
Total operating expenses	636,106	564,017	12.8%

Operating income	283,035	222,239	27.4%

Income taxes	28,241	(8,996)	n/m

Net income	254,794	231,235	10.2%

Net income (loss) of consolidated entities attributable to non-controlling interests	8,384	6,697	25.2%

Net income attributable to AB Unitholders	$246,410	$224,538	9.7%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	4Q 2017	4Q 2016	4Q 2017 vs. 4Q 2016 % Change

Equity in Net Income Attributable to AB Unitholders	$85,725	$78,630	9.0%
Income Taxes	7,132	5,966	19.5%
Net Income	78,593	72,664	8.2%

Additional Equity in Earnings of Operating Partnership (1)	209	299	(30.1%)
Net Income - Diluted	$78,802	$72,963	8.0%
Diluted Net Income per Unit	$0.84	$0.77	9.1%
Distribution per Unit	$0.84	$0.67	25.4%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	4Q 2017	4Q 2016	4Q 2017 vs. 4Q 2016 % Change
AB L.P.
Period-end	268,659,333	268,893,534	(0.1%)
Weighted average - basic	265,486,340	266,665,011	(0.4%)
Weighted average - diluted	265,837,495	267,221,192	(0.5%)
AB Holding L.P.
Period-end	96,461,989	96,652,190	(0.2%)
Weighted average - basic	93,288,657	94,423,093	(1.2%)
Weighted average - diluted	93,639,812	94,979,274	(1.4%)

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)

(US $ Thousands)	2017	2016	2017 vs. 2016 % Change

GAAP revenues
Base fees	$2,105,620	$1,900,719	10.8%
Performance fees	94,780	32,752	189.4%
Bernstein research services	449,919	479,875	(6.2)%
Distribution revenues	412,063	384,405	7.2%
Dividends and interest	71,162	46,939	51.6%
Investments gains (losses)	92,102	93,353	(1.3)%
Other revenues	98,040	99,859	(1.8)%
Total revenues	3,323,686	3,037,902	9.4%
Less: interest expense	25,165	9,123	175.8%
Total net revenues	3,298,521	3,028,779	8.9%

GAAP operating expenses:
Employee compensation and benefits	1,313,469	1,229,721	6.8%
Promotion and servicing
Distribution-related payments	420,350	371,607	13.1%
Amortization of deferred sales commissions	31,886	41,066	(22.4)%
Trade execution, marketing, T&E and other	204,392	208,538	(2.0)%
General and administrative
General & administrative	481,488	426,147	13.0%
Real estate charges (credits)	36,669	17,704	107.1%
Contingent payment arrangements	267	(20,245)	n/m
Interest on borrowings	8,194	4,765	72.0%
Amortization of intangible assets	27,896	26,311	6.0%
Total operating expenses	2,524,611	2,305,614	9.5%

Operating income	773,910	723,165	7.0%

Income taxes	53,110	28,319	87.5%

Net income	720,800	694,846	3.7%

Net income (loss) of consolidated entities attributable to non-controlling interests	58,397	21,488	171.8%

Net income attributable to AB Unitholders	$662,403	$673,358	(1.6)%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	2017	2016	2017 vs. 2016 % Change
Equity in Net Income Attributable to AB Unitholders	$232,393	$239,389	(2.9)%
Income Taxes	24,971	22,803	9.5%
Net Income	207,422	216,586	(4.2)%

Additional Equity in Earnings of Operating Partnership (1)	680	878	(22.6)%
Net Income - Diluted	$208,102	$217,464	(4.3)%
Diluted Net Income per Unit	$2.19	$2.23	(1.8)%
Distribution per Unit	$2.30	$1.92	19.8%
(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2017	2016	2017 vs. 2016 % Change
AB L.P.
Period-end	268,659,333	268,893,534	(0.1)%
Weighted average - basic	266,955,340	269,083,717	(0.8)%
Weighted average - diluted	267,384,983	269,638,155	(0.8)%
AB Holding L.P.
Period-end	96,461,989	96,652,190	(0.2)%
Weighted average - basic	94,733,041	96,834,006	(2.2)%
Weighted average - diluted	95,162,684	97,388,444	(2.3)%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2017
($ billions)
Ending and Average	Three Months Ended
	12/31/17	9/30/17
Ending Assets Under Management	$554.5	$534.9
Average Assets Under Management	$545.3	$526.6

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$260.0	$185.7	$89.2	$534.9
Sales/New accounts	3.5	12.9	2.9	19.3
Redemption/Terminations	(1.1)	(10.2)	(2.7)	(14.0)
Net Cash Flows	0.6	(1.7)	—	(1.1)
Net Flows	3.0	1.0	0.2	4.2
Investment Performance	6.3	6.2	2.9	15.4
End of Period	$269.3	$192.9	$92.3	$554.5

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$131.7	$52.3	$243.0	$39.4	$9.9	$58.6	$534.9
Sales/New accounts	6.0	—	8.9	2.2	—	2.2	19.3
Redemption/Terminations	(5.2)	(0.1)	(7.0)	(1.2)	(0.1)	(0.4)	(14.0)
Net Cash Flows	(0.8)	(1.3)	1.0	(0.1)	0.1	—	(1.1)
Net Flows	—	(1.4)	2.9	0.9	—	1.8	4.2
Investment Performance	7.7	3.4	2.0	0.1	—	2.2	15.4
End of Period	$139.4	$54.3	$247.9	$40.4	$9.9	$62.6	$554.5

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$—	$(1.4)	$(1.4)
Fixed Income	3.8	—	3.8
Other (2)	1.7	0.1	1.8
Total	$5.5	$(1.3)	$4.2

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2017
($ billions)
Ending and Average	Twelve Months Ended
	12/31/17	12/31/16
Ending Assets Under Management	$554.5	$480.2
Average Assets Under Management	$518.0	$480.0

Twelve-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$239.3	$160.2	$80.7	$480.2
Sales/New accounts	13.4	53.8	11.5	78.7
Redemption/Terminations	(11.5)	(38.6)	(10.6)	(60.7)
Net Cash Flows	1.7	(6.3)	(0.2)	(4.8)
Net Flows	3.6	8.9	0.7	13.2
Investment Performance	26.4	23.8	10.9	61.1
End of Period	$269.3	$192.9	$92.3	$554.5

Twelve-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$111.9	$48.1	$220.9	$36.9	$11.1	$51.3	$480.2
Sales/New accounts	21.9	1.1	41.1	7.9	0.1	6.6	78.7
Redemption/Terminations	(19.0)	(1.4)	(29.8)	(5.9)	(1.8)	(2.8)	(60.7)
Net Cash Flows	(2.1)	(4.0)	1.5	(0.1)	—	(0.1)	(4.8)
Net Flows	0.8	(4.3)	12.8	1.9	(1.7)	3.7	13.2
Investment Performance	26.7	10.5	14.2	1.6	0.5	7.6	61.1
End of Period	$139.4	$54.3	$247.9	$40.4	$9.9	$62.6	$554.5

Twelve-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$0.8	$(4.3)	$(3.5)
Fixed Income	14.7	(1.7)	13.0
Other (2)	3.6	0.1	3.7
Total	$19.1	$(5.9)	$13.2

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$155.7	$108.4	$90.4	$354.5
Non-U.S. Clients	113.6	84.5	1.9	200.0
Total	$269.3	$192.9	$92.3	$554.5

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended					Twelve Months Ended
US $ Thousands, unaudited	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	2017	2016

Net Revenues, GAAP basis	$919,141	$812,150	$802,313	$764,917	$786,256	$3,298,521	$3,028,779
Exclude:
Long-term incentive compensation-related investment (gains) losses	(977)	(2,055)	(1,926)	(2,979)	846	(7,937)	(1,175)
Long-term incentive compensation-related dividends and interest	(1,515)	(130)	(150)	(158)	(1,212)	(1,954)	(1,647)
Distribution-related payments	(112,943)	(108,284)	(102,756)	(96,367)	(95,419)	(420,350)	(371,607)
Amortization of deferred sales commissions	(6,871)	(7,629)	(8,307)	(9,079)	(9,460)	(31,886)	(41,066)
Pass-through fees & expenses	(10,664)	(9,759)	(9,701)	(10,407)	(10,682)	(40,531)	(43,808)
Gain on sale of investment carried at cost	—	—	—	—	—	—	(75,273)
Gain on sale of software technology	—	(361)	(4,231)	—	—	(4,592)	—
Impact of consolidated company-sponsored investment funds	(16,032)	(23,368)	(25,701)	(22,155)	(8,360)	(87,255)	(24,889)
Adjusted Net Revenues	$770,139	$660,564	$649,541	$623,772	$661,969	$2,704,016	$2,469,314

Operating Income, GAAP basis	$283,035	$162,027	$162,537	$166,312	$222,239	$773,910	$723,165
Exclude:
Long-term incentive compensation-related items	(103)	329	417	68	(252)	709	720
Gain on sale of investment carried at cost	—	—	—	—	—	—	(75,273)
Gain on sale of software technology	—	(361)	(4,231)	—	—	(4,592)	—
Real estate (credits) charges	(2,732)	18,655	20,747	(2)	(6,941)	36,669	17,704
Acquisition-related expenses	—	1,462	25	524	514	2,012	1,057
Contingent payment arrangements	—	(193)	—	—	—	(193)	(21,483)
Sub-total of non-GAAP adjustments	(2,835)	19,892	16,958	590	(6,679)	34,605	(77,275)
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	8,384	16,526	17,169	16,318	6,697	58,397	21,488
Adjusted Operating Income	$271,816	$165,393	$162,326	$150,584	$208,863	$750,118	$624,402

Operating Margin, GAAP basis excl. non-controlling interests	29.9%	17.9%	18.1%	19.6%	27.4%	21.7%	23.2%

Adjusted Operating Margin	35.3%	25.0%	25.0%	24.1%	31.6%	27.7%	25.3%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended					Twelve Months Ended
$ Thousands except per Unit amounts, unaudited	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016	2017	2016
Net Income - Diluted, GAAP basis	$78,802	$43,314	$41,878	$44,086	$72,963	$208,102	$217,464
Impact on net income of AB non-GAAP adjustments	(599)	4,960	5,637	197	(9,761)	10,877	(33,246)
Adjusted Net Income - Diluted	$78,203	$48,274	$47,515	$44,283	$63,202	$218,979	$184,218

Diluted Net Income per Holding Unit, GAAP basis	$0.84	$0.46	$0.43	$0.46	$0.77	$2.19	$2.23
Impact of AB non-GAAP adjustments	—	0.05	0.06	—	(0.10)	0.11	(0.34)
Adjusted Diluted Net Income per Holding Unit	$0.84	$0.51	$0.49	$0.46	$0.67	$2.30	$1.89

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.
We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation. Lastly, in 2017 we excluded a cumulative realized gain of $4.6 million on the exchange of software technology for an ownership stake in a third party provider of financial market data and trading tools and in 2016 we excluded a realized gain of $75.3 million resulting from the liquidation of an investment in Jasper Wireless Technologies, Inc. ("Jasper"), which was acquired by Cisco Systems, Inc., because these transactions are not part of our core operating results.
Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) the gain on the sale of our investment in Jasper in 2016, (3) the gain on the sale of software technology during 2017, (4) real estate charges, (5) acquisition-related expenses, (6) adjustments to contingent payment arrangements, and (7) the impact of consolidated company-sponsored investment funds.
Prior to 2009, a significant portion of employee compensation was in the form of employee long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.
A realized gain on the liquidation of our Jasper investment during 2016 has been excluded due to its non-recurring nature and because it is not part of our core operating results.
A realized gain on the exchange of software technology for an ownership stake in a third party company during 2017 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

Real estate charges have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

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Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.
The recording of changes in estimates of the contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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